Exhibit 24

Power of Attorney

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Constantine P. Iordanou and John C.R. Hele as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign Arch Capital Group Ltd.’s Annual Report on Form 10-K for the year ended December 31, 2012 and any and all amendments and supplements thereto, and to file the same with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Constantine Iordanou	Chairman of the Board of Directors, President and Chief Executive Officer (Principal Executive Officer)	February 27, 2013
Constantine P. Iordanou

/s/ Mark D. Lyons	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	February 27, 2013
Mark D. Lyons

/s/ Wolfe “Bill” H. Bragin	Director	February 27, 2013
Wolfe “Bill” H. Bragin

/s/ John L. Bunce, Jr.	Director	February 27, 2013
John L. Bunce, Jr.

/s/ Eric W. Doppstadt	Director	February 27, 2013
Eric W. Doppstadt

/s/ Kewsong Lee	Director	February 27, 2013
Kewsong Lee

/s/ Yiorgos Lillikas	Director	February 27, 2013
Yiorgos Lillikas

/s/ James J. Meenaghan	Director	February 27, 2013
James J. Meenaghan

/s/ John M. Pasquesi	Director	February 27, 2013
John M. Pasquesi

/s/ Brian S. Posner	Director	February 27, 2013
Brian S. Posner

/s/ John D. Vollaro	Director	February 28, 2013
John D. Vollaro